EXHIBIT 99.1
NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES ANNOUNCES RECORD RESULTS;
FISCAL 2006 SALES INCREASE SEVEN PERCENT;
INCOME FROM CONTINUING OPERATIONS RISES 18 PERCENT FOR THE
FOURTH QUARTER AND FULL FISCAL YEAR;
FISCAL 2007 GUIDANCE OFFERED
PEMBROKE PINES, Florida, March 9, 2006. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the fourth quarter of Fiscal 2006 and Fiscal 2006 in its entirety and provided guidance for Fiscal 2007.
Fourth Quarter Results
Results for the fourth quarter of Fiscal 2006, which ended January 28, 2006, were as follows: Income from continuing operations increased 18 percent to $69.1 million from $58.7 million during the comparable period in Fiscal 2005, which ended January 29, 2005. (Fiscal 2006 reflects $5.7 million in taxes associated with the repatriation of $95.0 million of foreign earnings.) On a per share basis, diluted income from continuing operations during the fourth quarter of Fiscal 2006 rose 17 percent to $0.69 per share compared to $0.59 per share in Fiscal 2005. (Fiscal 2006 reflects a $0.06 per share charge relating to the incremental taxes. Without this charge, diluted income from continuing operations would have been $0.75 per share.) On a per share basis, diluted net income during the fourth quarter of Fiscal 2006 rose 23 percent to $0.69 per share compared to $0.56 per share in Fiscal 2005.
For the fourth quarter of Fiscal 2006, net sales rose five percent to $414.7 million, compared with $395.9 million for the same period last year. Comparable store sales for the fourth quarter of Fiscal 2006 increased six percent, after achieving a five percent increase in the fourth quarter of Fiscal 2005.
Fourth quarter comparable store sales results were as follows:
•	Claire’s North America: positive mid single digits

•	Claire’s International: positive low single digits

•	Icing by Claire’s: positive high single digits
Commenting on fourth quarter results, Co-Chairman and Co-Chief Executive Officer Bonnie Schaefer said, “Fiscal 2006 was a time of growth in Claire’s international division. Beyond increasing our store count, we began conducting business in three new countries, namely Spain, Holland and Belgium. None of these moves involved acquisitions. In each case, we secured new store sites and built the stores from the ground up. This expansion into new markets will continue during Fiscal 2007 when we expect to enter at least one new country, while continuing to open new stores in countries where we already have a presence.”

She further noted that, “We have also continued to make progress from an operational standpoint. Systems are being upgraded, training programs continue to be rolled out for both management and store based staff, service levels are being upgraded, and above all, merchandise is being managed to enhance its appeal to our customers. On a full year basis, our Fiscal 2006 comparable store sales performance in the international division rose from the prior fiscal year and our objective is to sustain those positive comps.”
Marla Schaefer, Co-Chairman and Co-Chief Executive Officer, stated that, “In North America, we had another fourth quarter and full year of strong comparable store sales growth at our Claire’s and Icing by Claire’s concepts. This demonstrates our success at meeting the ever-changing needs of our customers, tweens and teens as well as females of all ages. Interest in jewelry remains high, but at the same time we have seen real growth in newer categories such as licensed fragrances and cosmetics. We will continue to evolve our offerings as styles and trends shift, as we view continuous change as a key factor in our ongoing success.
“Following another year of record results, we are once again facing a high hurdle in terms of absolute and comparable store sales growth. The projections presented below are modest, but they must be viewed in context with the outstanding results delivered over the past three years. We remain extremely confident about our potential for continuous growth, and throughout Fiscal 2007 our primary focus will be on strengthening the organizational foundation that will enable us to reach new levels of operating and financial success.”
Fiscal 2006 Results
Fiscal 2006 net sales grew seven percent to approximately $1.37 billion from approximately $1.28 billion in Fiscal 2005. Comparable store sales increased six percent, compared with an increase of eight percent during Fiscal 2005.
Income from continuing operations increased to $172.3 million or $1.73 per diluted share, from $146.3 million or $1.47 per diluted share in Fiscal 2005, an increase of 18 percent. Net income increased to $172.3 million or $1.73 per diluted share, from $143.1 million or $1.44 per diluted share in Fiscal 2005, an increase of 20 percent. Fiscal 2005 includes a $3.1 million charge, net of tax, related to discontinued operations.
Store Count: End of the Fourth Fiscal Quarter:

	January 28, 2006	January 29, 2005
Claire’s North America	1,676	1,674
Claire’s Europe	772	717
Icing by Claire’s	430	445
Claire’s Nippon	172	148

Total	3,050	2,984

Business Outlook for the First Quarter and Full Year — Fiscal 2007
First Quarter:
First quarter revenues are estimated to range between $314 and $318 million, an increase of four to five percent from the corresponding period in Fiscal 2006. Comparable store sales are projected to rise by four to five percent, following an increase of five percent in the first quarter of Fiscal 2006. Net income is projected to reach $30 to $32 million, or $0.30 to $0.32 per diluted share. For the first quarter of Fiscal 2006, net income was $29.7 million, or $0.30 per diluted share.
Full Year:
For Fiscal 2007 in its entirety, the Company is projecting that revenues will grow by approximately six to seven percent to approximately $1.45 to $1.47 billion. Comparable store sales are expected to grow by three to four percent.
Gross margins are anticipated to increase by 10-20 basis points. SG&A is projected to decrease as a percentage of sales, resulting in a 30-50 basis point improvement.
Net income is projected to reach $190 to $195 million, or $1.96 to $2.01 on a diluted per share basis. This projection assumes that the diluted weighted average number of shares outstanding will approximate 96.7 million for Fiscal 2007.
To date, we have repurchased approximately 215,000 shares of common stock at a total cost of approximately $6.5 million. Our objective is to complete the balance of the buyback this fiscal year.
Conference Call Information
The Company will host its fourth quarter conference call on March 9, 2006, at 10:00 a.m. (EST). The call in number is 1-210-795-9101 and the password is “CLAIRES.” A replay will be available through March 17, 2006. The replay number is 203-369-1696 and the password is 25247. The conference call is also being archived until March 17, 2006 on the Company’s corporate website at http://www.clairestores.com, and can be accessed by clicking on the “Conference Calls” link located under “Financial Information”.
Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of February 25, 2006, Claire’s Stores, Inc. operated approximately 2,900 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 172 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 87 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
 This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Use of Non-GAAP Financial Measures
Diluted income from continuing operations on a per share basis after giving effect to the tax relating to the repatriation is a non-GAAP financial measure relating to certain foreign earnings that were repatriated in Fiscal 2006. This amount represents a key measure used by management to evaluate its operations. Management does not consider the repatriation of foreign earnings to be a normal operating item and therefore excludes it from the evaluation of the Company’s operating performance. This amount should not be considered a measure of financial condition or performance in isolation or as an alternative to income from continuing operations or diluted income from continuing operations per share as reported in the Company’s Statements of Income in accordance with GAAP, and may not be comparable to similarly titled measures of other companies.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://claires.com.
Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor
Relations
Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	January 28, 2006	January 29, 2005
ASSETS

Current assets:
Cash and cash equivalents	$431,122,000	$191,006,000
Investments	—	134,613,000
Inventories	113,405,000	110,072,000
Prepaid expenses and other current assets	53,480,000	57,635,000

Total current assets	598,007,000	493,326,000

Property and equipment:
Land and building	18,151,000	18,151,000
Furniture, fixtures and equipment	252,346,000	238,022,000
Leasehold improvements	238,817,000	211,721,000

	509,314,000	467,894,000
Less accumulated depreciation and amortization	(286,595,000)	(263,368,000)

	222,719,000	204,526,000

Intangible assets, net	56,175,000	52,474,000
Other assets	15,162,000	14,736,000
Goodwill	198,638,000	201,067,000

	269,975,000	268,277,000

Total assets	$1,090,701,000	$966,129,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$50,242,000	$42,325,000
Income taxes payable	36,708,000	30,600,000
Accrued expenses	93,812,000	94,013,000

Total current liabilities	180,762,000	166,938,000

Long-term liabilities:
Deferred tax liability	20,979,000	24,293,000
Deferred rent expense	21,959,000	19,211,000

Total long-term liabilities	42,938,000	43,504,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	245,000	256,000
Common stock — par value $0.05 per share	4,729,000	4,693,000
Additional paid-in capital	62,004,000	50,477,000
Unearned compensation- stock grants	(2,690,000)	—
Accumulated other comprehensive income, net of tax	21,036,000	28,041,000
Retained earnings	781,677,000	672,220,000

Total stockholders’ equity	867,001,000	755,687,000

Total liabilities and stockholders’ equity	$1,090,701,000	$966,129,000

CLAIRE’S STORES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	January 28, 2006		January 29, 2005		January 28, 2006		January 29, 2005
Net sales	$414,743,000	100.0%	$395,891,000	100.0%	$1,369,752,000	100.0%	$1,279,407,000	100.0%
Cost of sales, occupancy and buying expenses	183,782,000	44.3%	181,012,000	45.7%	625,866,000	45.7%	587,687,000	45.9%

Gross profit	230,961,000	55.7%	214,879,000	54.3%	743,886,000	54.3%	691,720,000	54.1%

Other expenses (income):
Selling, general and administrative	114,833,000	27.7%	117,548,000	29.7%	449,555,000	32.8%	431,060,000	33.7%
Depreciation and amortization	12,458,000	3.0%	11,841,000	3.0%	48,900,000	3.6%	44,882,000	3.5%
Interest and other income	(5,435,000)	(1.3%)	(2,079,000)	(0.5%)	(14,240,000)	(1.0%)	(5,858,000)	(0.5%)

	121,856,000	29.4%	127,310,000	32.2%	484,215,000	35.4%	470,084,000	36.7%

Income before income taxes	109,105,000	26.3%	87,569,000	22.1%	259,671,000	19.0%	221,636,000	17.3%

Income taxes	40,049,000	9.7%	28,909,000	7.3%	87,328,000	6.4%	75,377,000	5.9%

Income from continuing operations	69,056,000	16.7%	58,660,000	14.8%	172,343,000	12.6%	146,259,000	11.4%

Discontinued operation:

Loss on disposal from discontinued operations, net of tax of $0, $1,865,000, $0 and $1,865,000 respectively	—		(3,135,000)		—		(3,135,000)

Loss from discontinued operations	—	0.0%	(3,135,000)	(0.8%)	—	0.0%	(3,135,000)	(0.2%)

Net income	$69,056,000	16.7%	$55,525,000	14.0%	$172,343,000	12.6%	$143,124,000	11.2%

Net income per share:

Basic:
Income from continuing operations	$0.70		$0.59		$1.74		$1.48

Loss on disposal of discontinued operation	—		(0.03)		—		(0.03)

Loss from discontinued operation	—		(0.03)		—		(0.03)

Net Income per share	$0.70		$0.56		$1.74		$1.45

Diluted:
Income from continuing operations	$0.69		$0.59		$1.73		$1.47

Loss on disposal of discontinued operation	—		(0.03)		—		(0.03)

Loss from discontinued operation	—		(0.03)		—		(0.03)

Net Income per share	$0.69		$0.56		$1.73		$1.44

Weighted average number of shares outstanding:

Basic	99,235,000		98,979,000		99,106,000		98,937,000

Diluted	99,749,000		99,323,000		99,522,000		99,310,000